Exhibit 10.31

409A Amendment

to the

East Carolina Bank

Director Supplemental Retirement Plan Director Agreement for

East Carolina Bank (“Bank”) and                  (“Director”) originally entered into the East Carolina Bank Director Supplemental Retirement Plan Director Agreement (“Agreement”) on October 21, 2005, which was subsequently amended on October 16, 2006. Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Director hereby adopt this 409A Amendment, effective June 17, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. In addition, the Amendment to the Director Supplemental Retirement Plan Agreement Dated October 21, 2005, entered into on October 16, 2006, is hereby revoked in its entirety. Therefore, the following changes shall be made:

1.	Subparagraph I (I), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph I (I):

Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (K) under Section I, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Director’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

3.	Subparagraph II (A), “Retirement Benefits”, shall be deleted in its entirety and replaced with the following Subparagraph II (A):

Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, a Director who remains on the Board until Normal Retirement Age (Subparagraph I [J]) shall be entitled to receive the balance in the Pre-Retirement Account in one hundred eighty (180) equal monthly installments commencing thirty (30) days following the Director’s retirement. In addition to these payments and commencing subsequent thereto, the Index Retirement Benefit (as defined in Subparagraph I [F]) for each Plan Year subsequent to the year that the Director begins receiving the Index Retirement Benefits hereunder, and including the remaining portion of the Plan Year following the year that the Director begins receiving the Index Retirement Benefits hereunder, shall be paid in equal monthly installments to the Director until the Director’s death.

4.	Subparagraph II (B), “Termination of Service”, shall be amended to insert the word “annually” after the word “paid” in the second sentence.

5.	Subparagraph II (E), “Disability Benefit”, shall be amended to delete the words “prior to any Termination of Service, and the Director’s service with the Bank is terminated because of such disability” from the first sentence; and to delete the words “termination of service” from the second sentence and to replace them with the word “Disability”.

6.	Subparagraph II (G), “Long Term Care Policy Option”, shall be deleted in its entirety and intentionally left blank.

7.	A new Subparagraph II (H) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

8.	Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IV:

CHANGE IN CONTROL

Upon a Change in Control (Subparagraph I [I]), the Director shall receive the benefits promised in Subparagraph II (A) of this Director Plan in the same form and with the same timing, except that payments shall commence upon the Director’s attaining Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Director Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees to abide by its terms.

9.	A new Subparagraph V (K) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Director of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

10.	A new Subparagraph V (L) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

For the Bank	Director

Date	Date

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